Exhibit 12

HCC Insurance Holdings, Inc. and Subsidiaries

Statement of Ratios

(unaudited, in thousands except ratios)

	Six months ended June 30,		Three months ended June 30,
	2014	2013	2014	2013
Net loss ratio
Loss and loss adjustment expense, net	$648,938	$672,171	$327,094	$339,474
Net earned premium	1,134,860	1,122,542	572,248	561,356
Net loss ratio (1)	57.2%	59.9%	57.2%	60.5%
(Net loss ratio = net loss and loss adjustment expense divided by net earned premium)

Expense ratio
Segment underwriting expense (2)	$300,333	$277,940	$153,115	$139,773
Segment revenue (3)	1,152,925	1,129,383	581,557	564,654
Expense ratio	26.0%	24.6%	26.3%	24.8%
(Expense ratio = segment underwriting expense divided by segment revenue)

Combined ratio	83.2%	84.5%	83.5%	85.3%
(Combined ratio = net loss ratio plus expense ratio)

Accident year net loss ratio
Loss and loss adjustment expense, net	$648,938	$672,171	$327,094	$339,474
Add: Favorable (adverse) development	-	11,792	-	11,792

Accident year net loss and loss adjustment expense	$648,938	$683,963	$327,094	$351,266

Net earned premium	$1,134,860	$1,122,542	$572,248	$561,356
Add: (Increase) decrease related to prior year reinstatement premium	-	-	-	-

Accident year net earned premium	$1,134,860	$1,122,542	$572,248	$561,356

Accident year net loss ratio	57.2%	60.9%	57.2%	62.6%
(Accident year net loss ratio = accident year net loss and loss adjustment expense divided by accident year net earned premium)

(1)	Calculated for our insurance companies using financial data reported in accordance with generally accepted accounting principles.

(2)	Sum of Other Expense for each of our insurance segments.

(3)	Sum of Segment Revenue for each of our insurance segments.

HCC Insurance Holdings, Inc. and Subsidiaries

Statement of Ratios

(unaudited, in thousands except ratios)

	Six months ended June 30,		Three months ended June 30,
	2014	2013	2014	2013
Net paid loss ratio
Losses paid, net of reinsurance	$674,070	$586,326	$319,114	$286,797
Net earned premium	1,134,860	1,122,542	572,248	561,356
Net paid loss ratio	59.4%	52.2%	55.8%	51.1%
(Net paid loss ratio = losses paid, net of reinsurance, divided by net earned premium)

Ratio of earnings to fixed charges
Interest factor of rent expense (4)	$2,784	$2,537	$1,425	$1,287
Interest expense	13,984	13,082	6,865	6,611

Total fixed charges	$16,768	$15,619	$8,290	$7,898

Earnings before income tax expense	$292,616	$276,227	$137,644	$124,831
Interest factor of rent expense (4)	2,784	2,537	1,425	1,287
Interest expense	13,984	13,082	6,865	6,611

Earnings per calculation	$309,384	$291,846	$145,934	$132,729

Ratio of earnings to fixed charges (5)	18.45	18.69	17.60	16.81

(4)	Estimated to be 33% of total rent expense.
(5)	Earnings per calculation divided by total fixed charges.